EXHIBIT 99.6

GALECTIN THERAPEUTICS, INC.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the materials referred to therein relating to the distribution of non-transferable subscription rights (the “Rights”) to purchase units consisting of 0.3 shares of Galectin Therapeutics Inc.’s (the “Company”) common stock, par value $0.001 per share (the “Common Stock”), and a warrant to purchase 0.075 shares of Common Stock (the “Units”).

This will instruct you whether to exercise Rights for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Company’s prospectus dated April [•], 2019, related to the rights offering (the “Prospectus”).

I (we) hereby instruct you as follows:

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for Units.

Box 2. ☐ Please EXERCISE RIGHTS for Units as set forth below:

Basic Subscription Right

I exercise		x	1	=
	(no. of Rights)		(ratio)		(no. of Units)
Therefore, I apply for		x	$5.50	x	0.3	=	$
	(no. of Units)		(initial price)		(ratio)		(amount enclosed)

Over-Subscription Right

Instruction: If you fully exercise your Basic Subscription Rights and wish to subscribe for additional Units, you may exercise your Over-Subscription Right subject to allocation as described in the Prospectus.

I apply for		x	$5.50	x	0.3	=	$
	(no. of Units)		(initial price)		(ratio)		(additional amount enclosed)

Total Payment Required (sum of Basic plus Over-Subscription amounts): $                    .

I am (we are) making the total payment required in the following manner:

Box 3. ☐ Payment in the following amount is enclosed $                                    .

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted: $

(The total of the amounts reflected in Boxes 3 and 4 must equal the “Total Payment Required” specified above.)

I (we) on my (our) behalf, or on behalf of any person(s) on whose behalf, or under whose direction, I am (we are) signing this form:

☐

represent and warrant that I am a (we are) resident(s) of the United States of America or, if I am (we are) not, I (we) have provided evidence satisfactory to the Company that the exercise of my (our) Rights does not violate the laws of my (our) jurisdiction;

☐

understand that if ninety-five (95%) percent of the volume weighted average price of the Company’s common stock for the twenty-five trading day period through and including on the Expiration Date, but not less than $4.00 per share (the “Alternate Price”) is lower than the Initial Price, any excess subscription amounts paid by me (us) will be put towards the purchase of additional Units in the rights offering (either towards my (our) Basic Subscription Right, if available, or towards the Over-Subscription Right if I (we) have already exercised my (our) Basic Subscription Right in full);

☐	irrevocably elect to purchase the number of Units indicated above on the terms and subject to the conditions set forth in the Prospectus; and

☐	agree that if I (we) fail to pay for the Units I (we) have elected to purchase, you may exercise any remedies available under law.

Name(s) of beneficial owner(s):*

Signature(s) of beneficial owner(s):*

*	When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally.

Address (including Zip Code):

Telephone Number: